Hatteras Financial Corp. Announces Fourth Quarter 2009

Financial Results

For Immediate Release

WINSTON-SALEM, N.C. – (BUSINESS WIRE) – Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended December 31, 2009.

Fourth Quarter 2009 Highlights

•	GAAP net income increased to $1.28 per diluted share

•	Net return on average equity of 19.35%

•	Declared a $1.20 per common share dividend

•	Average net interest spread of 2.90%

•	Quarter end book value per share declined 1.27% to $25.74

•	Annualized rate of scheduled and unscheduled principal repayments and prepayments increased to 22.7%

Fourth Quarter 2009 Results

During the quarter ended December 31, 2009, the Company earned $1.28 per diluted share on net income of $46.3 million, compared to $1.26 per diluted share on net income of $45.8 million during the quarter ended September 30, 2009. The Company had more earning assets and a lower cost of funds during the fourth quarter as compared to the third quarter, the benefit of which was offset by higher premium amortization and lower asset yields during the fourth quarter.

Net interest income for the quarter ended December 31, 2009 was $49.5 million, compared to $49.0 million for the quarter ended September 30, 2009. The Company’s average earning assets increased to $6.5 billion for the fourth quarter from $6.3 billion in the previous quarter, and the net interest margin decreased slightly to 2.90% for the fourth quarter of 2009 from 2.93% in the third quarter of 2009. Although the portfolio yield on the Company’s adjustable-rate mortgages (ARMs) for the quarter ended December 31, 2009 declined by 14 basis points, short-term funding costs also declined by a similar amount. The Company’s average repurchase agreement (repo) rate was lower throughout the fourth quarter than the previous quarter, and at December 31, 2009, was 0.24% on all outstanding short-term (less than 30 days) repo positions. Repo rates continued to fall in the fourth quarter as competition among lenders increased, and 30-day LIBOR continued to decline. Operating expenses were $3.2 million for both the fourth and third quarters of 2009. This equates to an annualized expense ratio of 1.32%

of shareholders’ equity based on average equity for the quarter ended December 31, 2009.

The Company’s portfolio, consisting of Fannie Mae and Freddie Mac guaranteed mortgage securities (agency securities), increased to $7.0 billion at December 31, 2009, compared to $6.7 billion at the end of the previous quarter. The portfolio’s weighted average coupon was 4.88% for the fourth quarter of 2009, compared to 4.98% for the third quarter of 2009. The annualized yield on average assets was 4.43% for the fourth quarter, compared to 4.57% for the third quarter, and the annualized cost of funds on average liabilities (including hedges) was 1.53% in the fourth quarter, compared to 1.64% in the third quarter.

“2009 was a year emphasized by a steady improvement in the fundamentals of the strategy we employ. The agency mortgage-backed securities portfolio we built in 2008 and 2009 has performed consistently in conjunction with our funding and hedging plan. We are happy to have had timely opportunities to invest and we are now entering 2010 positioned with low leverage and a defensive balance sheet,” said Michael Hough, the Company’s Chief Executive Officer. “The uncertainties surrounding the recent announcement by Freddie Mac and Fannie Mae to purchase delinquent loans out of their guaranteed securities should be mitigated by the relatively small exposure we estimate in Hatteras. We have always invested in low premium and recently issued securities as the most effective way to hedge and mitigate the risk of unexpected prepayments. The company is positioned conservatively and we are excited by the prospects for 2010.”

Dividend

Hatteras declared common dividends of $1.20 per share with respect to the quarter ended December 31, 2009, up from $1.15 per share for the quarter ended September 30, 2009. Using the closing share price of $27.96 on December 31, 2009, the fourth quarter dividend equates to an annualized dividend yield of 17.17%.

Portfolio

The $7.0 billion portfolio of agency securities at December 31, 2009 consisted of 27.0% hybrid ARMs with 36 or fewer months to reset, 53.2% hybrid ARMs with 37 to 60 months to reset, 19.6% hybrid ARMs with 61 to 84 months to reset, and 0.2% hybrid ARMs with 85 to 120 months to reset. Of the Company’s total portfolio, 71.2% are supported by Fannie Mae and 28.8% are supported by Freddie Mac. At December 31, 2009, the weighted-average term to the next interest rate reset date was approximately 44 months, not adjusting for repayments.

During the fourth quarter of 2009, the expense of amortizing the premium on the Company’s securities was $6.2 million, compared to $5.4 million during the third quarter of 2009, reflecting both the larger portfolio size and faster principal prepayments. The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the fourth quarter of 2009 was 22.7%, compared to 22.3% during the third quarter of

2009, reflecting continued seasoning of the Company’s portfolio and increasing mortgage refinancing activity.

Portfolio Financing and Leverage

At December 31, 2009, the Company had financed its portfolio with approximately $6.3 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. The Company’s repo debt-to-shareholders’ equity ratio at December 31, 2009, was 6.8 to 1. The Company’s repurchase agreements had a weighted-average term of approximately 48 days. Of the total repo borrowings, $400.0 million were longer term, with an average term of 13 months. The Company also uses interest rate swap agreements to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio. As of December 31, 2009, the Company had entered into interest rate swaps with a notional amount of $2.7 billion. The swap agreements, which are indexed to 30-day LIBOR, have an average remaining term of 28 months at an average fixed rate of 2.68%.

Book Value

The Company’s book value (shareholders’ equity) per common share on December 31, 2009 was $25.74, down $0.33, or 1.27%, from the per share book value of $26.07 on September 30, 2009. The decrease in book value during the quarter represents the combination of a decrease in the value of the Company’s agency securities and an increase in the value of its interest rate swap positions. Agency security values decreased primarily due to higher yields on U.S. Treasury securities.

Twelve Months Results

During the 12 months ended December 31, 2009, the Company generated net interest income of $186.8 million. The Company incurred $12.4 million of operating expenses for the 12 months ended December 31, 2009. After deducting operating expenses, the Company generated net income of $174.4 million, or $4.82 per weighted average share. Return on weighted average equity for the year was 19.91%. Book value per common share increased $5.39 from $20.35 on December 31, 2008, to $25.74 on December 31, 2009, a 26.5% gain.

For the 12 months ended December 31, 2009, the annualized yield on weighted average assets during the period was 4.64%, and the annualized cost of funds on the weighted average repurchase balance was 1.73%. This resulted in a weighted average interest rate spread of 2.91% for the year.

Recent Developments at Fannie Mae and Freddie Mac

Earlier this month, Freddie Mac and Fannie Mae announced that they would be purchasing seriously delinquent mortgage loans out of securities that they currently guarantee. The impetus to this change was the recent adoption of new accounting standards which made the buyout of these loans more favorable than continuing to service their guaranty. The loans which they consider seriously delinquent are those loans that are more than 120 days past due.

Freddie Mac announced that its repurchase of these loans would result in principal payments being passed through to the mortgage-backed security holders on March 15, 2010 and April 15, 2010. For more information on applicable Freddie Mac single-family mortgage loans 120 days or more delinquent and related mortgage-backed securities, see their table “Delinquency Rates – Loans in PC Pools by Origination Year,” available on the Freddie Mac website at http://www.FreddieMac.com/mbs/docs/delinquencyrates 021010.pdf.

Fannie Mae will begin to purchase delinquent loans in March 2010, and should be completed, according to Fannie Mae, “within a few month period subject to market, servicer capacity, and other constraints.” The extent of Fannie Mae delinquencies can be seen in the table “Scheduled Unpaid Principal Balances” in their press release http://www.fanniemae.com/newsreleases/2010/4938.jhtml?p=Media&s=News%20Releases.

The following table shows the current face value of the agency MBS owned by Hatteras as of January 31, 2010 that will likely be most affected by the Freddie Mac and Fannie Mae buyout program.

(dollars in thousands)		Coupon Range
		5.00% - 5.49%		5.50% - 5.99%		> 6.00%
		Amortizing	Interest Only	Amortizing	Interest Only	Interest Only
	Vintage
Freddie Mac	2005	$83,720	$—	$—	$—	$—
	2006	$8,854	$—	$—	$—	$—
	2007	$—	$—	$18,199	$461,931	$24,750
	2008	$46,101	$477,470	$—	$—	$—

Fannie Mae	2005	$—	$—	$—	$—	$—
	2006	$—	$186,984	$21,922	$24,569	$—
	2007	$13,839	$89,940	$118,655	$459,894	$—
	2008	$199,272	$973,140	$10,612	$—	$—

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on Wednesday February 17, 2010, to discuss financial results for the fourth quarter ended December 31, 2009. To participate in the event by telephone, please dial (800) 860-2442 five to 10 minutes prior to the start time (to allow time for registration) and reference the conference passcode 437639. International callers should dial (412) 858-4600. A digital replay of the call will be available on Wednesday, February 17, 2010 at approximately 12:00 p.m. EDT through Thursday, February 25, 2010 at 9 a.m. EDT. Dial (877) 344-7529 and enter the conference ID number 437639. International callers should dial (412) 317-0088 and enter the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed at Hatteras’ web site at www.hatfin.com. To monitor the live webcast, please visit the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on Hatteras’ web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed or issued by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

– Financial Tables Follow –

Table 1

Hatteras Financial Corp.

Balance Sheets

(In thousands, except per share amounts)	December 31, 2009	December 31, 2008
Assets
Mortgage-backed securities, at fair value (including pledged assets of $6,660,330 and $4,829,671 at December 31, 2009 and 2008, respectively)	$6,992,771	$5,107,074
Cash and cash equivalents	225,828	143,717
Restricted cash	61,361	66,727
Unsettled purchased mortgage-backed securities, at fair value	46,216	104,656
Accrued interest receivable	35,560	28,455
Principal payment receivable	35,917	8,788
Debt security, held to maturity, at cost	10,000	–
Interest rate hedge asset	7,851	131
Other assets	898	778

Total assets	$7,416,402	$5,460,326

Liabilities and shareholders’ equity
Repurchase agreements	$6,346,518	$4,519,435
Payable for unsettled securities	46,453	104,467
Accrued interest payable	2,969	8,626
Interest rate hedge liability	43,446	62,822
Dividend payable	43,440	26,777
Accounts payable and other liabilities	1,863	1,912

Total liabilities	6,484,689	4,724,039

Shareholders’ equity:
Preferred stock, $.001 par value, 10,000 shares authorized, none outstanding at December 31, 2009 and 2008	–	–
Common stock, $.001 par value, 100,000 shares authorized, 36,200 and 36,186 shares issued and outstanding at December 31, 2009 and 2008, respectively	36	36
Additional paid-in capital	770,232	769,159
Retained earnings (accumulated deficit)	8,722	(2,787)
Accumulated other comprehensive income (loss)	152,723	(30,121)

Total shareholders’ equity	931,713	736,287

Total liabilities and shareholders’ equity	$7,416,402	$5,460,326

Table 2

Hatteras Financial Corp.

Statements of Income

For the years ended December 31, 2009 and 2008 and the period from September 19, 2007 (date of inception) to December 31, 2007

(In thousands, except per share amounts)

	2009	2008	2007
Interest income:
Interest income on mortgage-backed securities	$282,344	$196,322	$6,718
Interest income on short-term cash investments	771	2,050	578

Interest income	283,115	198,372	7,296

Interest expense	96,267	104,481	5,332

Net interest income	186,848	93,891	1,964

Operating expenses:
Management fee	8,677	6,151	367
Share based compensation	1,296	1,190	203
General and administrative	2,475	1,373	146

Total operating expenses	12,448	8,714	716

Other income/expense:
Provision for counterparty default	—	6,048	—

Total expenses	12,448	14,762	716

Net income	$174,400	$79,129	$1,248

Earnings per share - common stock, basic and diluted	$4.82	$3.48	$0.15

Dividends per share	$4.50	$3.49	$—

Weighted average shares outstanding	36,196	22,759	8,368

Table 3

Key Statistics

(Amounts are unaudited and subject to change)

(in thousands, except per share amounts)
	Year ended	Year ended		Three months ended (unaudited)

	December 31, 2009	December 31, 2008	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Statement of Income Data
Interest income	$283,115	$198,372	$72,802	$72,672	$69,806	$67,835
Interest expense	(96,267)	(104,481)	(23,314)	(23,656)	(23,301)	(25,996)

Net Interest Income	186,848	93,891	49,488	49,016	46,505	41,839

Operating Expenses	(12,448)	(8,714)	(3,159)	(3,249)	(3,009)	(3,031)

Provision for Claim Receivable	–	(6,048)	–	–	–	–

Net Income	$174,400	$79,129	$46,329	$45,767	$43,496	$38,808

Earnings per share - common stock, basic and diluted	$4.82	$3.48	$1.28	$1.26	$1.20	$1.07

Weighted average shares outstanding	36,196	22,759	36,200	36,200	36,193	36,190

Distributions per common share	$4.50	$3.49	$1.20	$1.15	$1.10	$1.05

Key Portfolio Statistics
Average MBS	$6,088,084	$3,877,007	$6,549,037	$6,347,472	$5,917,582	$5,524,133
Average Repurchase Agreements	$5,555,212	$3,524,028	$6,079,893	$5,781,639	$5,359,086	$4,985,718
Average Equity	$875,914	$465,966	$957,591	$910,096	$847,728	$785,979
Average Portfolio Yield	4.64%	5.06%	4.43%	4.57%	4.71%	4.90%
Average Cost of Funds	1.73%	2.96%	1.53%	1.64%	1.74%	2.09%
Interest Rate Spread	2.91%	2.10%	2.90%	2.93%	2.97%	2.81%
Return on Average Equity	19.91%	16.98%	19.35%	20.12%	20.52%	19.75%
Average Annual Portfolio Repayment Rate	19.79%	10.04%	22.70%	22.26%	20.93%	12.36%
Debt to Equity (at period end)	6.8:1	6.1:1	6.8:1	6.4:1	6.4:1	6.5:1
Debt to Additional Paid in Capital (at period end)	8.2:1	5.9:1	8.2:1	7.8:1	7.1:1	6.8:1

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values. All percentages are annualized.

Table 4

Mortgage-backed Securities Portfolio as of December 31, 2009

(Amounts are unaudited and subject to change)

	MBS	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Loss	Gain	Fair Value	% of Total
Agency MBS
Fannie Mae Certificates	$4,850,341	$(1,290)	$127,739	$4,976,790	71.2%
Freddie Mac Certificates	1,953,727	–	62,254	2,015,981	28.8%

Total MBS	$6,804,068	$(1,290)	$189,993	$6,992,771

(dollars in thousands)	% of	Current	Weighted Avg.	Weighted Avg.
Months to Reset	Portfolio	Face Value	Coupon	Market Price	Market Value
0-36	27.0%	$1,806,515	5.23%	$104.84	$1,893,992
37-60	53.2%	3,573,897	4.63%	$104.02	3,717,454
61-84	19.6%	1,307,937	5.00%	$104.52	1,367,106
85-120	0.2%	13,953	4.38%	$101.90	14,219

Total MBS	100.0%	$6,702,302	4.86%	$104.33	$6,992,771

Table 5

Repo Borrowings December 31, 2009

(Amounts are unaudited and subject to change)

		Weighted Average
(dollars in thousands)	Balance	Contractual Rate
Within 30 days	$5,946,518	0.24%
30 days to 3 months	–	–
3 months to 36 months	400,000	3.01%

	$6,346,518	0.41%

Repurchase Lines Outstanding as of December 31, 2009

(Amounts are unaudited and subject to change)

Repurchase Agreement Counterparties	Amount Outstanding	Percent of Total Amount Outstanding
Bank of America Securities, LLC	$574,883	9.0%
South Street Securities LLC	532,649	8.4%
Deutsche Bank Securities Inc.	519,049	8.2%
Citigroup Global Markets Inc.	494,489	7.8%
Barclays Capital Inc.	461,410	7.3%
BNP Paribas Securities Corp	449,606	7.1%
Credit Suisse Securities (USA) LLC	428,374	6.7%
Cantor Fitzgerald & Co.	409,819	6.5%
Mizuho	354,850	5.6%
Mitsubishi UFJ Securities (USA), Inc.	344,460	5.4%
Morgan Stanley & Co. Incorporated	315,350	5.0%
MF Global Inc.	291,655	4.6%
Jefferies & Company, Inc.	241,771	3.8%
Greenwich Capital Markets, Inc.	217,938	3.4%
ING Financial Markets LLC	206,176	3.2%
Daiwa Securities America Inc.	194,899	3.1%
Nomura Securities International, Inc.	165,425	2.6%
LBBW Securities LLC	143,715	2.3%

Total	$6,346,518	100.0%

Table 6

Hatteras Swap Portfolio as of December 31, 2009

(Amounts are unaudited and subject to change)

Maturity	Notional Amount	Remaining Term in Months	Fixed Interest Rate in Contract
12 months or less	$500,000	9	3.22%
Over 12 months to 24 months	900,000	18	3.36%
Over 24 months to 36 months	300,000	33	1.74%
Over 36 months to 48 months	700,000	41	2.01%
Over 48 months to 60 months	300,000	54	2.26%

Total	$2,700,000	28	2.68%

Contacts

Hatteras Financial Corp.

Kenneth A. Steele, Chief Financial Officer

336- 760-9331

or

CCG Investor Relations

Mark Collinson, Partner

310-954-1343

www.ccgir.com

Source: Hatteras Financial Corp.